Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

April 15, 2021

Board of Directors

SkyWater Technology, Inc.

2401 East 86th Street

Bloomington, Minnesota 55425

Ladies and Gentlemen:

We are acting as counsel to SkyWater Technology, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (Registration No. 333-254580), and any registration statement referred to in Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (individually and collectively, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act, relating to the proposed public offering of up to 6,670,000 shares of common stock, par value $0.01 per share, of the Company (such shares together with any additional shares of common stock that may be registered pursuant to Rule 462(b) under the Securities Act, the “Shares”), all of which Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company, on the one hand, and Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named in the Underwriting Agreement, on the other hand, the form of which has been filed as Exhibit 1.1 to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and non-assessable.

Board of Directors SkyWater Technology, Inc.	- 2 -	April 15, 2021

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP